                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              United Rentals, Inc.
             (Exact Name of Registrant as Specified in Its Charter)

                                    Delaware
         (State or Other Jurisdiction of Incorporation or Organization)

                                   06-1522496
                      (I.R.S. Employer Identification No.)

                           Five Greenwich Office Park
                          Greenwich, Connecticut 06830
                                 (203) 622-3131
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                Michael J. Nolan
                           Five Greenwich Office Park
                          Greenwich, Connecticut 06830
                                 (203) 622-3131

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent For Service)

 A copy of all communications, including communications sent to the agent for service, should be sent to:

          Joseph Ehrenreich, Esq.               Malcolm E. Landau, Esq.
     Ehrenreich Eilenberg & Krause LLP         Weil, Gotshal & Manges LLP
            11 East 44th Street                     767 Fifth Avenue
            New York, NY 10017                     New York, NY 10153
              (212) 986-9700                         (212) 310-8000

Approximate date of commencement of proposed sale to the public: from time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [_]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                         CALCULATION OF REGISTRATION FEE


                                                                     Proposed
                                                                     Maximum
Title of Each Class of                           Proposed  Maximum   Aggregate
Securities to be           Amount to be          Aggregate Price     Offering Price     Amount of
Registered                 Registered            Per Unit (1)        (1)                Registration Fee
--------------------------------------------------------------------------------------------------------

Common Stock, par value
     $0.01 per share
     ("Common Stock)       788,559 shares(2)     $16.63(2)           $13,113,736
--------------------------------------------------------------------------------------------------------

Common Stock               200,000 shares(3)     $29.74              $5,948,000
--------------------------------------------------------------------------------------------------------

    Total                  988,559                                   $19,061,736        $4,765
--------------------------------------------------------------------------------------------------------

   (1) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457.

   (2) These are outstanding shares. This registration statement covers the possible sale of these shares, from time to time, by the holders thereof. Pursuant to Rule 457(c), with respect to these shares, the proposed maximum aggregate price per unit is assumed to be the average of the high and low sales prices of the Company's Common Stock on March 28, 2001, as reported on the New York Stock Exchange Composite Tape.

   (3) These are shares that may be acquired upon the exercise of outstanding warrants. This registration statement covers the possible sale of these shares, from time to time, by the holders of such warrants. These warrants provide for an exercise price of $29.7366 per share. Pursuant to Rule 457(g), with respect to these shares, the proposed maximum aggregate price per unit is assumed to be such exercise price.

   The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                              UNITED RENTALS, INC.

                                  Common Stock
                              --------------------
     Certain of our security holders may sell, from time to time, up to 988,559 shares of our common stock. However, a lockup agreement prohibits the sale of 380,953 of these shares prior to September 26, 2001.

     The selling security holders may sell shares:

       . through the New York Stock Exchange, in the over-the-counter market, in privately negotiated transactions or otherwise;

       . directly to purchasers or through agents, brokers, dealers or underwriters; and

       . at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

     Our common stock is traded on the New York Stock Exchange under the symbol "URI."

     Investing in our securities involves certain risks. See "Risk Factors" beginning on page 6.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is March 29, 2001

             CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements contained in, or incorporated by reference in, this prospectus are forward-looking in nature. Such statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "on-track," or "anticipates" or the negative thereof or comparable terminology, or by discussions of strategy. You are cautioned that our business and operations are subject to a variety of risks and uncertainties and, consequently, our actual results may materially differ from those projected by any forward-looking statements. Certain of such risks and uncertainties are discussed below under the heading "Risk Factors." We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements, and other information with the SEC. Such reports, proxy statements, and other information can be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including our company.

                           INCORPORATION BY REFERENCE

     The SEC allows us to "incorporate by reference" the documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any information we incorporate in this manner is considered part of this prospectus. Any information we file with SEC after the date of this prospectus will automatically update and supersede the information contained in this prospectus.

     We incorporate by reference the following documents that we have filed with the SEC and any filings that we will make with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

        . Annual Report on Form 10-K for the year ended December 31, 2000;

        . The following Current Reports on Form 8-K: (1) Report dated
          January 2, 2001, and (2) Report dated February 28, 2001; and

        . Registration Statement on Form 8-A dated November 27, 1997 (filed on
          December 3, 1997), and Registration Statement on Form 8-A dated August 6, 1998.

     We will provide without charge, upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus. Requests should be directed to: United Rentals, Inc., Attention:
Corporate Secretary, Five Greenwich Office Park, Greenwich, Connecticut 06830, telephone number: (203) 622-3131.

                              UNITED RENTALS, INC.

     United Rentals is the largest equipment rental company in North America with 755 locations in 47 states, seven Canadian provinces and Mexico. We offer for rent over 600 different types of equipment to more than 1.2 million customers, including construction and industrial companies, manufacturers, utilities, municipalities, homeowners and others. During 2000, we completed more than 8.4 million rental transactions.

        We have the largest fleet of rental equipment in the world, with over 500,000 units having an original purchase price of approximately $3.4 billion. Our fleet includes:

        . light to heavy construction and industrial equipment, such as aerial lifts, backhoes, skid-steer loaders, forklifts, earth moving equipment, material handling equipment, compressors, pumps and generators;

        . traffic control equipment, such as barricades, cones, warning lights, message boards and pavement marking systems;

        . trench safety equipment for below ground work, such as trench shields, aluminum hydraulic shoring systems, slide rails, crossing plates, construction lasers, and line testing equipment;

     . special event equipment used for sporting, corporate and other large events, such as light towers, portable power units, electrical cable, and tents; and

        . general tools and equipment, such as power washers, water pumps, heaters and hand tools.

        In addition to renting equipment, we sell used rental equipment, act as a dealer for new equipment, and sell related merchandise, parts and service.

        Our principal executive offices are located at Five Greenwich Office Park, Greenwich, Connecticut 06830, and our telephone number is (203) 622-3131.

Competitive Advantages

        We believe that we benefit from the following competitive advantages:

        Large and Diverse Rental Fleet. We have the largest and most comprehensive equipment rental fleet in the industry, which helps us to:

        . attract customers by providing "one-stop" shopping;

        . serve a diverse customer base and reduce our dependence on any particular customer or group of customers; and

        . serve customers that require assurance that substantial quantities of different types of equipment will be available on a continuing basis.

        Operating Efficiencies. We generally group our branches into clusters of 10 to 30 locations that are in the same geographic area. Our information technology systems allow each branch to access all available equipment within a cluster. We believe that our cluster strategy produces significant operating efficiencies by enabling us to: (1) market equipment within a cluster through multiple branches, (2) cross-market equipment specialties of different branches within each cluster, and (3) reduce costs by centralizing common functions such as payroll, accounts payable and credit and collection into 26 credit offices and three service centers. In 2000, approximately 10.7% of our rental revenue was attributable to equipment sharing among branches.

        Geographic Diversity. We have branches in 47 states, seven Canadian provinces and Mexico. We believe that our geographic diversity reduces the impact that fluctuations in regional economic conditions have on our overall financial performance. Our geographic diversity and large network of branch locations also give us the ability to better serve National Account customers, better serve customers that operate at multiple locations, and access used equipment re-sale markets across the country.

        Customer Diversity. Our customer base is highly diversified and ranges from Fortune 500 companies to small companies and homeowners. We estimate that our top ten customers accounted for approximately 2% of our revenues during 2000.

        Strong and Motivated Branch Management. Each of our branches has a full-time branch manager who is supervised by one of our 66 district managers and nine regional vice presidents. We believe that our managers are among the most knowledgeable and experienced in the industry, and we empower them--within budgetary guidelines--to make day-to-day decisions concerning staffing, pricing, equipment purchasing and other branch matters. Management closely tracks branch, district and region performance with extensive systems and controls, including performance benchmarks and detailed monthly operating reviews. We promote equipment sharing among branches through our incentive compensation program, which links the compensation of branch personnel to their branch's financial performance and return on assets.

        Significant Purchasing Power. We purchase large amounts of equipment and other items, which enables us to negotiate favorable terms with our vendors. Our purchasing power is further increased by our ongoing efforts to narrow our vendor base. For example, we reduced the number of our primary equipment suppliers from 111 to 28 in 2000. This allowed us to lower our equipment purchase costs by approximately $150 million in 2000 and should enable us to save additional amounts in 2001. We expect to realize additional savings by similarly consolidating our merchandise suppliers and negotiating more favorable warranty terms with key vendors.

         National Account Program. Our National Account sales force is dedicated to establishing and expanding relationships with larger companies, particularly those with a national or multi-regional presence. We offer our National Account customers the benefits of a consistent level of service across North America and a single point of contact for all their equipment needs. Our National Account team currently includes 39 professionals. We currently have over 1,300 National Account customers, including more than 700 new accounts added in 2000. Our revenues from National Account customers increased to approximately $244.8 million in 2000 from $89.1 million in the prior year.

        Information Technology Systems. Our information technology systems facilitate rapid and informed decision making and permit us to respond quickly to changing market conditions. Our systems provide management with a wide range of operating and financial data, enable our branches to manage a wealth of information, such as customer requirements, equipment availability, and maintenance histories, and give our customers online access to their accounts. Our systems also enable branch personnel to search for needed equipment throughout a geographic region, determine its closest location and arrange for delivery to a customer's work site. We have an in-house team of approximately 100 information technology specialists that supports our systems and extends them to new locations. We also have a subsidiary that is the leading provider of proprietary software to the equipment rental industry for use in managing and operating multiple branch locations. Our software includes the Rentalman(TM) system developed by this subsidiary.

     Risk Management and Safety Programs. We place great emphasis on risk reduction and safety and believe that we have one of the most comprehensive risk management and safety programs in the industry. Our risk management department is staffed by 43 experienced professionals and is responsible for implementing our safety programs and procedures, developing our employee and customer training programs, and managing any claims against us.

Industry Background

     Industry Size and Growth. The U.S. equipment rental industry has grown from about $6 billion in annual rental revenues in 1990 to over $25 billion in 2000, representing a compound annual growth rate of approximately 14.5%. This information is based on data reported by Manfredi & Associates, Inc. In addition to reflecting general economic growth, we believe that the growth in the equipment rental industry is being driven by the following trends:

     Recognition of Advantages of Renting. Equipment users are increasingly recognizing the many advantages that equipment rental may offer compared with ownership. They recognize that by renting they can:

     .  avoid the large capital investment required for equipment purchases;

     . access a broad selection of equipment and select the equipment best suited for each particular job;

     .  reduce storage and maintenance costs; and

     .  access the latest technology without investing in new equipment.

     Outsourcing. Although growth in the equipment rental industry has to date been largely driven by an increase in rentals by the construction industry, we believe that the cost and other advantages of renting, together with the general trend toward the corporate outsourcing of non-core competencies, are increasingly leading industrial companies, municipalities, government agencies, utilities and others to rent equipment.

                                  RISK FACTORS

     In addition to the other information in this document, you should carefully consider the following factors before making an investment decision.

Sensitivity to Changes in Construction and Industrial Activities

     Our equipment is principally used in connection with construction and industrial activities. Consequently, a downturn in construction or industrial activity may lead to a decrease in demand for our equipment, which could adversely affect our business. We have identified below certain of the factors which may cause such a downturn, either temporarily or long-term:

     . the recent slow-down of the economy worsens or continues over the long-term;

     . an increase in interest rates; or

     . adverse weather conditions which may temporarily affect a particular region.

     In addition, demand for our traffic control equipment may not reach projected levels in the event that funding for highway and other construction projects under government programs, such as the Transportation Equity Act for the 21st Century ("TEA-21"), does not reach expected levels.

Fluctuations of Operating Results

      We expect that our revenues and operating results may fluctuate from quarter to quarter or over the longer term due to a number of factors, including:

      . seasonal rental patterns of our customers--with rental activity tending to be lower in the winter;

      . our recent acquisitions of businesses that specialize in renting traffic control equipment, which tend to operate at a loss during the first quarter;

      . the timing of expenditures for new equipment and the disposition of used equipment;

      . changes in demand for our equipment or the prices therefor due to changes in economic conditions, competition or other factors;

      .  changes in the interest rates applicable to our floating rate debt;

      . if we determine that a potential acquisition will not be consummated, the need to charge against earnings any expenditures relating to such transaction (such as financing commitment fees, merger and acquisition advisory fees and professional fees) previously capitalized; and

      . the possible need, from time to time, to take other write-offs or special charges due to a variety of occurrences, such as store consolidations or closings or the refinancing of existing indebtedness.

Dependence on Additional Capital

        We may require additional capital for, among other purposes, purchasing rental equipment, completing acquisitions, and establishing new rental locations. If the cash that we generate from our business, together with cash that we may borrow under our credit facility, is not sufficient to fund our capital requirements, we will require additional debt and/or equity financing. We cannot, however, be certain that any additional financing will be available or, if available, will be available on terms that are satisfactory to us. If we are unable to obtain sufficient additional capital in the future, our business could be adversely affected.

Certain Risks Relating to Acquisitions

     The making of acquisitions entails certain risks, including:

     . acquired companies could have unrecorded liabilities that we fail to discover during our due diligence investigations;

     . we may have difficulty in assimilating the operations and personnel of the acquired company with our existing operations;

     . we may lose key employees of the acquired company; and

     . we may have difficulty maintaining uniform standards, controls, procedures and policies.

Dependence on Management

     We are highly dependent upon our senior management team. Consequently, our business could be adversely affected in the event that we lose the services of any member of senior management. Furthermore, if we lose the services of certain members of senior management, it is an event of default under the agreements governing our credit facility and certain of our other indebtedness, unless we appoint replacement officers satisfactory to the lenders within 30 days. We do not maintain "key man" life insurance with respect to members of senior management.

Competition

     The equipment rental industry is highly fragmented and competitive. Our competitors primarily include small, independent businesses with one or two rental locations; regional competitors which operate in one or more states; public companies or divisions of public companies; and equipment vendors and dealers who both sell and rent equipment directly to customers. We may in the future encounter increased competition from our existing competitors or from new companies. In addition, certain equipment manufacturers may commence (or increase their existing efforts relating to) renting and selling equipment directly to our customers.

Liability and Insurance

     We are exposed to various possible claims relating to our business. These include claims relating to (1) personal injury or death caused by equipment rented or sold by us, (2) motor vehicle accidents involving our delivery and service personnel and (3) employment related claims. We carry a broad range of insurance for the protection of our assets and operations. However, such insurance may not fully protect us for a number of reasons, including:

     . our coverage is subject to a deductible of $1.0 million and limited to a maximum of $98 million per occurrence;

     . we do not maintain coverage for environmental liability, since we believe that the cost for such coverage is high relative to the benefit that it provides; and

     . certain types of claims, such as claims for punitive damages or for damages arising from intentional misconduct, which are often alleged in third party lawsuits, might not be covered by our insurance.

        We cannot be certain that insurance will continue to be available to us on economically reasonable terms, if at all.

Environmental and Safety Regulations

        There are numerous federal, state and local laws and regulations governing environmental protection and occupational health and safety matters. These include laws and regulations that govern wastewater discharges, the use, treatment, storage and disposal of solid and hazardous wastes and materials, air quality and the remediation of contamination associated with the release of hazardous substances. Under these laws, an owner or lessee of real estate may be liable for, among other things, (1) the costs of removal or remediation of hazardous or toxic substances located on, in, or emanating from, the real estate, as well as related costs of investigation and property damage and substantial penalties, and (2) environmental contamination at facilities where its waste is or has been disposed. These laws often impose liability whether or not the owner or lessee knew of the presence of the hazardous or toxic substances and whether or not the owner or lessee was responsible for these substances. Our activities that are or may be affected by these laws include our use of hazardous materials to clean and maintain equipment and our disposal of solid and hazardous waste and wastewater from equipment washing. We also dispense petroleum products from underground and above-ground storage tanks located at certain rental locations, and at times we must remove or upgrade tanks to comply with applicable laws. Furthermore, we have acquired or lease certain locations which have or may have been contaminated by leakage from underground tanks or other sources and are in the process of assessing the nature of the required remediation. Based on the conditions currently known to us, we believe that any unreserved environmental remediation and compliance costs required with respect to those conditions will not have a material adverse effect on our business. However, we cannot be certain that we will not identify adverse environmental conditions that are not currently known to us, that all potential releases from underground storage tanks removed in the past have been identified, or that environmental and safety requirements will not become more stringent or be interpreted and applied more stringently in the future. If we are required to incur environmental compliance or remediation costs that are not currently anticipated by us, our business could be adversely affected depending on the magnitude of the cost.

Risks Related to International Operations

        Our operations outside the United States are subject to risks normally associated with international operations. These include the need to convert currencies, which could result in a gain or loss depending on fluctuations in exchange rates, and the need to comply with foreign laws.

Dependence on Information Technology Systems

        Our ability to monitor and control our operations depends to a large extent on the proper functioning of our information technology systems. Any disruption in these systems or the failure of these systems to operate as expected could, depending on the magnitude and duration of the problem, adversely affect our business.

Labor Matters

        Certain of our employees are represented by unions and covered by collective bargaining agreements. If we should experience a prolonged labor dispute involving a significant number of our employees, our business could be adversely affected.

Restrictive Covenants

        The agreements governing our existing long-term indebtedness contain, and future agreements governing our long-term indebtedness may also contain, certain restrictive financial and operating covenants which affect, and in many respects significantly limit or prohibit, among other things, our ability to incur indebtedness, make prepayments of certain indebtedness, make investments, create liens, make acquisitions, sell assets and engage in mergers and consolidations. These covenants may significantly limit our operating and financial flexibility.

                                 USE OF PROCEEDS

        The shares covered by this prospectus are being offered by certain selling security holders and not by our company. Consequently, our company will not receive any proceeds from the sale of these shares.

                            SELLING SECURITY HOLDERS

     Certain of our security holders may sell, from time to time, up to 988,559 shares of our common stock pursuant to this prospectus, subject to the lockup agreement described below. These shares are comprised of (1) 788,559 outstanding shares and (2) 200,000 shares that may be acquired through the exercise of outstanding warrants. These warrants provide for an exercise price per share of $29.7366 per share.

     Wiese Planning and Engineering, Inc. holds 761,905 of the shares that may be sold pursuant to this prospectus. Wiese Planning and Engineering, Inc. has agreed that it will not sell 50% of theses shares prior to March 30, 2001, and that it will not sell the balance of these shares prior to September 26, 2001.

     The table below identifies the selling security holders and indicates the number of shares that each selling security holder may sell pursuant to this prospectus. If a selling security holder transfers any of the shares shown in the table, the transferee will be considered a selling security holder for purposes of this prospectus, provided that (1) the transfer was a privtae placement and (2) the transferee is identified in a supplement to this prospectus.

Name of Selling Security Holder                   Number of Shares
-------------------------------                   ----------------
Wiese Planning and Engineering, Inc. (1) ......      761,905(2)
John J. Lanigan, Jr. (1) .......................      46,940(3)
Michael T. Lanigan (1) ........................       46,940(3)
William P. Lanigan (1) ........................       46,940(3)
Daniel P. Lanigan (1) .........................       46,940(3)
Walter J. Payton (1) ..........................       12,240(3)
Wayland R. Hicks (4) ..........................       26,654(2)

(1) Each of these selling security holders is a former owner of a business that we acquired (or an affiliate or relative of such a former owner).

(2)  These shares are currently outstanding.

(3) These shares may be acquired upon the exercise of outstanding warrants. These warrants provide for an exercise price of $29.7366 per share.

(4) Mr. Hicks is Vice Chairman, a director and Chief Operating officer of our company. In addition to the shares covered by this registration statement, Mr. Hicks owns 112,600 shares of our common stock.

                              PLAN OF DISTRIBUTION

     The selling security holders may sell shares:

        . through the New York Stock Exchange, in the over-the-counter market, in privately negotiated transactions or otherwise;

        . directly to purchasers or through agents, brokers, dealers or underwriters; and

       . at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

     If a selling security holder sells shares through agents, brokers, dealers or underwriters, such agents, brokers, dealers or underwriters may receive compensation in the form of discounts, commissions or concessions. Such compensation may be greater than customary compensation.

     To the extent required, we will use our best efforts to file one or more supplements to this prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information.

                                  LEGAL MATTERS

     Certain legal matters relating to the shares of common stock that may be offered pursuant to this prospectus will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York, and Ehrenreich Eilenberg & Krause LLP, New York, New York.

                                     EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

Item 14.  Other Expenses of Issuance and Distribution

     The expenses of the Registrant in connection with the distribution of the securities being registered hereunder are set forth below and will be borne by the Registrant. All expenses are estimated other than the SEC registration fee.



 -------------------------------------------------------------------------
  Securities and Exchange Commission registration fee .......  $4,765.00
 -------------------------------------------------------------------------
  Printing expenses .........................................   1,000.00
 -------------------------------------------------------------------------
  Accounting fees and expenses ..............................  10,000.00
 -------------------------------------------------------------------------
  Legal fees and expenses ...................................  10,000.00
 -------------------------------------------------------------------------
  Miscellaneous .............................................   5,000.00
                                                                --------
 -------------------------------------------------------------------------
 -------------------------------------------------------------------------
          Total ............................................. $30,765.00
                                                              ==========
 -------------------------------------------------------------------------


Item 15.  Indemnification of Directors and Officers

     The Certificate of Incorporation (the "Certificate") of the United Rentals, Inc. (the "Company") provides that a director will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (the "Delaware Law"), which concerns unlawful payments of dividends, stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware Law is subsequently amended to permit further limitation of the personal liability of directors, the liability of a director of the Company will be eliminated or limited to the fullest extent permitted by the Delaware Law as amended.

     The Registrant, as a Delaware corporation, is empowered by Section 145 of the Delaware Law, subject to the procedures and limitation stated therein, to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director, officer, employee or agent of the Registrant. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The Company has entered into indemnification agreements with its directors and officers. In general, these agreements require the Company to indemnify each of such persons against expenses, judgments, fines, settlements and other liabilities incurred in connection with any proceeding (including a derivative action) to which such person may be made a party by reason of the fact that such person is or was a director, officer or employee of the Company or guaranteed any obligations of the Company, provided that the right of an indemnitee to receive indemnification is subject to the following limitations:
(i) an indemnitee is not entitled to indemnification unless he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful and
(ii) in the case of a derivative action, an indemnitee is not entitled to indemnification in the event that he is judged in a final non-appealable decision of a court of competent jurisdiction to be liable to the Company due to willful misconduct in the performance of his duties to the Company (unless and only to the extent that the court determines that the indemnitee is fairly and reasonably entitled to indemnification).

     Pursuant to Section 145 of the Delaware Law, the Registrant has purchased insurance on behalf of its present and former directors and officers against any liability asserted against or incurred by them in such capacity or arising out of their status as such.

Item 16. Exhibits.


4.1 Amended and Restated Certificate of Incorporation of the Registrant dated August 5, 1998 (incorporated by reference to Exhibit 3.1 to the Registrant's Report on Form 10-Q for the quarterly period ended June 30,
     1998)

4.2 Certificate of Amendment to the Registrant's Certificate of Incorporation dated September 29, 1998 (incorporated by reference to Exhibit 4.2 to the Registrant's Registration Statement on Form S-3 , No. 333-70151)

4.3 Form of Certificate of Designation for Series A Perpetual Convertible Preferred Stock (incorporated by reference to Exhibit 4(k) to the United Rentals, Inc. Amendment No. 1 on Form S-3 to Registration Statement on Form S-1, No. 333-64463) together with a certificate of amendment thereto (incorporated by reference to exhibit A of the United Rentals, Inc. Proxy Statement on Schedule 14A dated July 22, 1999)

4.4 Form of Certificate of Designation for Series B Perpetual Convertible Preferred Stock (incorporated by reference to exhibit B of the United Rentals, Inc. Proxy Statement on Schedule 14A dated July 22, 1999)

4.5 By-laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's Report on Form 10-Q for the quarterly period ended June 30,
     1998)

5.1  Opinion of Ehrenreich Eilenberg & Krause LLP*

23.1 Consent of Ehrenreich Eilenberg & Krause LLP (included in Exhibit 5.1)

23.2 Consent of Ernst & Young LLP*

24.1 Power of Attorney (included in Part II of the Registration Statement under the caption "Signatures" )


* Filed herewith

Item 17.  Undertakings.

     (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities and Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d)  The undersigned registrant hereby undertakes that:

     (i) For the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Greenwich, Connecticut, on the 28th day of March, 2001.

                                               United Rentals, Inc.

                                               By:  /s/ Michael J. Nolan
                                                  ----------------------
                                                  Michael J. Nolan
                                                  Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their respective capacities and on the respective dates indicated. Each person whose signature appears below hereby authorizes Bradley S. Jacobs, John N. Milne and Michael J. Nolan and each with full power of substitution, to execute in the name and on behalf of such person any amendment or any post-effective amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the Registrant deems appropriate, and appoints each of Bradley S. Jacobs, John N. Milne and Michael J. Nolan, each with full power of substitution, attorney-in-fact to sign any amendment and any post-effective amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith.

Bradley S. Jacobs

 /s/ Bradley S. Jacobs
----------------------
Bradley S. Jacobs
Chairman, Chief Executive Officer and Director (Principal Executive Officer) March 28, 2001

Wayland R. Hicks

 /s/ Wayland R. Hicks
---------------------
Wayland R. Hicks, Vice Chairman and Director
March 28, 2001

John N. Milne

  /s/ John N. Milne
-------------------
John N. Milne, Vice Chairman and Director
March 28, 2001

Leon D. Black

  /s/ Leon D. Black
-------------------
Leon D. Black, Director
March 28, 2001

Richard D. Colburn

  /s/ Richard D. Colburn
------------------------
Richard D. Colburn, Director
March 28, 2001

Ronald M. DeFeo

  /s/ Ronald M. DeFeo
---------------------
Ronald M. DeFeo, Director
March 28, 2001

Michael S. Gross

  /s/ Michael S. Gross
----------------------
Michael S. Gross, Director
March 28, 2001

Richard J. Heckmann

  /s/ Richard J. Heckmann
-------------------------
Richard J. Heckmann, Director
March 28, 2001

John S. McKinney

--------------------------
John S. McKinney, Director

Gerald Tsai, Jr.

  /s/ Gerald Tsai, Jr.
----------------------
Gerald Tsai, Jr., Director
March 28, 2001

Christian M. Weyer

  /s/ Christian M. Weyer
------------------------
Christian M. Weyer, Director
March 28, 2001

Michael J. Nolan

  /s/ Michael J. Nolan
----------------------
Michael J. Nolan, Chief Financial Officer
(Principal Financial Officer)
March 28, 2001

Peter R. Borzilleri

  /s/ Peter R. Borzilleri
-------------------------
Peter R. Borzilleri, Vice President, Corporate Controller
(Principal Accounting Officer)
March 28, 2001